PRESS RELEASE                                  SOURCE: First Trust Advisors L.P.

FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER UPDATE FOR FEI, FEN, FIF AND FPL

WHEATON, IL -- (BUSINESS WIRE) -- February 25, 2019 -- First Trust Advisors L.P. ("FTA") announced today that Energy Income Partners, LLC ("EIP"), investment sub-advisor for First Trust MLP and Energy Income Fund (NYSE: FEI), First Trust Energy Income and Growth Fund (NYSE MKT: FEN), First Trust Energy Infrastructure Fund (NYSE: FIF), and First Trust New Opportunities MLP & Energy Fund (NYSE:
FPL) (the "Funds"), will release an update on the market and the Funds for financial advisors and investors. The update will be available WEDNESDAY, FEBRUARY 27, 2019 AT 5:00 P.M. EASTERN TIME UNTIL 11:59 P.M. EASTERN TIME ON TUESDAY, MARCH 26, 2019. To listen to the update, follow these instructions:

-- Dial: (888) 203-1112; International (719) 457-0820; and Passcode # 5095182
   and PIN # 8392. The update will be available from Wednesday, February 27, 2019, at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Tuesday, March 26, 2019.

FTA is a federally registered investment advisor and serves as the Funds' investment advisor. FTA and its affiliate First Trust Portfolios L.P. ("FTP"), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $121 billion as of January 31, 2019 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

EIP provides advisory services to a number of investment companies and partnerships for the purpose of investing in MLPs and other energy infrastructure securities. EIP is one of the early investment advisors specializing in this area. As of January 31, 2019, EIP managed or supervised approximately $5.9 billion in client assets.

Investment return and market value of an investment in the Funds will fluctuate. Shares, when sold, may be worth more or less than their original cost. There can be no assurance that the Funds' investment objectives will be achieved. The Funds may not be appropriate for all investors.

Principal Risk Factors: The Funds are subject to risks, including the fact that each Fund is a non-diversified closed-end management investment company.

Because the Funds are concentrated in securities issued by MLPs, MLP-related entities, and other energy and utilities companies, they will be more susceptible to adverse economic or regulatory occurrences affecting those industries, including high interest costs, high leverage costs, the effects of economic slowdown, surplus capacity, increased competition, uncertainties concerning the availability of fuel at reasonable prices, the effects of energy conservation policies and other factors.

The Funds invests in securities of non-U.S. issuers which are subject to higher volatility than securities of U.S. issuers. Because the Funds invest in non-U.S. securities, you may lose money if the local currency of a non-U.S. market depreciates against the U.S. dollar.

The Funds' use of derivatives may result in losses greater than if they had not been used, may require the Funds to sell or purchase portfolio securities at inopportune times, may limit the amount of appreciation the Funds can realize on an investment, or may cause the Funds to hold a security that they might otherwise sell.

There can be no assurance as to what portion of FIF's distributions paid to the Fund's Common Shareholders will consist of tax-advantaged qualified dividend income.

Use of leverage can result in additional risk and cost, and can magnify the effect of any losses.

The information presented is not intended to constitute an investment recommendation for, or advice to, any specific person. By providing this information, First Trust is not undertaking to give advice in any fiduciary capacity within the meaning of ERISA and the Internal Revenue Code. First Trust has no knowledge of and has not been provided any information regarding any investor. Financial advisors must determine whether particular investments are appropriate for their clients. First Trust believes the financial advisor is a fiduciary, is capable of evaluating investment risks independently and is responsible for exercising independent judgment with respect to its retirement plan clients.

The risks of investing in the Funds are spelled out in the prospectus, shareholder reports and other regulatory filings.

The Funds' daily New York Stock Exchange closing price and net asset value per share as well as other related information can be found at www.ftportfolios.com or by calling 1-800-988-5891.

CONTACT: JEFF MARGOLIN - (630) 915-6784

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Source: First Trust Advisors L.P.